               FIRST AMENDMENT TO THE TAX SHARING AGREEMENT


      This FIRST AMENDMENT TO THE TAX SHARING AGREEMENT (the "Amendment") is entered into as of the 17th day of February, 1997, by and among THE DOW CHEMICAL COMPANY, a Delaware corporation ("Dow"), as Common Parent, on behalf of itself and the other members of the Dow Group (other than any member of the Destec Group), and DESTEC ENERGY, INC., a Delaware corporation ("Destec"), on behalf of itself and the other members of the Destec Group.

      WHEREAS, Dow and Destec entered into a Tax Sharing Agreement, effective May 15, 1996 (the "Agreement");

      WHEREAS, Dow has agreed to sell the Destec stock it owns pursuant to the Agreement and Plan of Merger, dated February 17, 1997, among Dow, Destec, NGC Corporation, a Delaware corporation ("NGC"), and NGC Acquisition Corporation II, a Delaware corporation (the "Acquisition Agreement");

      WHEREAS, pursuant to the Acquisition Agreement, Dow and NGC intend to make a joint election for Destec (and all U.S. corporations that are subsidiaries of Destec) under Section 338(h)(10) of the Code and NGC or a successor of NGC intends to make elections under Section 338(g) of the Code for certain non-U.S. direct or indirect subsidiaries;

      WHEREAS, the corporations which comprise the Destec Group will no longer be Members of the Dow Group after the date of the Effective Time as defined in the Acquisition Agreement, and therefore Dow and Destec deem it necessary to amend the Agreement in certain respects; and

      NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Amendment, the parties agree as follows:

      Paragraph 1. Capitalized terms used in this Amendment and not otherwise defined in this Amendment have the meaning ascribed to such terms in the Agreement.

      Paragraph 2. Section 1(aa) of the Agreement shall be amended by changing clause (b) thereof by deleting "the Effective Date" and inserting in place thereof "January 1, 1996".

      Paragraph 3. Section 5 of the Agreement shall be amended by adding at the end thereof the following paragraph (d):

            (d) Lignite. In determining the Destec Group Consolidated Tax Liability and the Destec Group State and Local Tax Liability for the Final Taxable Year, the Pro Forma Destec Return shall exclude any amount of gain resulting from the exercise by Dow of its rights to purchase lignite containing properties from Destec pursuant to the First Amended Lease Agreement dated January 1, 1990 between Destec Ventures, Inc., as lessor, and Dow, as lessee.

      Paragraph 4. Section 5 of the Agreement shall be amended by adding at the end thereof the following paragraph (e):
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            (e)  Payments With Respect To Final Taxable Year. The Destec
      Group Consolidated Tax Liability and the Destec Group State and
      Local Tax Liability for the Final Taxable Year shall be calculated assuming no elections under Section 338(h)(10) or 338(g) of the Code will be made. For purposes of calculating the amount of any payment from Dow to Destec pursuant to Section 7(b) of this Agreement, Destec shall be treated as ceasing to be a Member of the Dow Group at the end of the Final Taxable Year pursuant to a stock sale and no consolidated loss or credit carryovers as of the end of the Final Taxable Year shall be considered allocable to Destec under the Consolidated Return Regulations, and Dow will be treated as having utilized all items of loss, deduction, credit or similar tax attributes of the Destec Group in determining the Dow Group Consolidated Tax Liability and the Dow Group State and Local Tax Liability for the Final Taxable Year. At the Effective Time under the Acquisition Agreement, Dow shall pay Destec $10 million, which amount shall be netted or offset against any amount owed by Dow to Destec with respect to the Final Taxable Year pursuant to the Agreement. If by January 31, 1999, $10 million exceeds the cumulative amount owed by Dow to Destec pursuant to the Tax Sharing Agreement with respect to the Final Taxable Year, then Destec shall refund to Dow the amount of such excess within 10 business days.

      Paragraph 5. Section 8 of the Agreement shall be amended by adding at the end thereof the following paragraph (e):

            (e) If an adjustment described in Section 8(a) gives rise to an obligation of Destec to make a payment to Dow pursuant to this
      Section 8, and as a result of such adjustment Dow receives a refund of tax or a reduction of its liability for taxes (including by reason of a reduction of the gain recognized by the Dow Group as a result of an election with respect to Destec under Section 338(h)(10) of the Code), the amount of such payment from Destec to Dow shall be reduced by the amount of such refund (including any interest or penalties included therein) or such reduction, provided, however, that if such refund is received or such reduction is taken into account after the date of such payment, Destec shall pay the full amount of such payment to Dow, and Dow shall pay an amount equal to such refund or the amount of such reduction to Destec within 10 business days after the date such refund is received or such reduction is taken into account.

      Paragraph 6.  Section 15 of the Agreement is hereby deleted.

      Paragraph 7. Section 19 of the Agreement shall be amended by inserting the following sentence after the first sentence:

      This Agreement shall not affect the application of the Tax Agreement between Dow and Destec effective September 25, 1990 and the Tax Agreement between Dow and Destec effective January 5, 1992 with respect to taxable years or portions thereof that are not Taxable Years.
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      Paragraph 8.  All provisions of the Agreement remain in full force and effect, except (a) as modified by this Amendment, and (b) to the extent that
Section 12 or 16 of the Agreement conflicts with any of the provisions of
Section 6.14 of the Acquisition Agreement, in which case the provisions of
Section 6.14 of the Acquisition Agreement shall govern.

      Paragraph 9. Section 16 of the Agreement shall be amended by deleting the words "of the Dow Group (other than the Destec Group)" and adding in its place the words "due with respect to a Consolidated Return or a Combined Return".

      Paragraph 10. Section 5(a) of the Agreement shall be amended by deleting in the first sentence thereof the words "and the Destec Group State and Local Tax Liability".

      Paragraph 11. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, U.S.A.

      Paragraph 12. This Amendment shall be effective as of the Effective Time under the Acquisition Agreement.

      Paragraph 13. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and said counterparts shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first set forth above.

                                         THE DOW CHEMICAL COMPANY

                                         By /s/ B.G. Taylorson
                                           ----------------------------------
                                           Name:  B.G. Taylorson
                                           Title: Corporate Director,
                                                  Mergers & Acquisitions


                                         DESTEC ENERGY, INC.

                                         By /s/ Enrique M. Larroucau
                                           ----------------------------------
                                           Name:  Enrique M. Larroucau
                                           Title: Senior Vice President,
                                                  Chief Financial Officer
                                                  and Treasurer